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                        Exhibit 5.1
                     OPINION OF COUNSEL



                       June 11, 1999


Conning Corporation
700 Market Street
St. Louis, Missouri 63101

     Re:  Registration Statement on Form S-3
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Ladies and Gentleman:

        In connection with the registration of 385,000 shares of common stock, par value $.01 per share (the "Common Shares") of Conning Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the Selling Shareholders (as defined in the Registration Statement), I have examined such documents, records, and matters of law as I considered relevant.

        Based upon such examination and upon my familiarity with the Company as its general counsel, it is my opinion that the Common Shares being registered are legally issued, fully paid, and nonassessable. I hereby consent to the use of my name under the heading "Legal Matters" in the prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,



                                 By  /s/ Matthew P. McCauley
                                   -------------------------
                                      Matthew P. McCauley